UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934
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TECHNITROL, INC.

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Notice of Annual Shareholders Meeting

May 17, 2006

Our annual shareholders meeting will be on Wednesday, May 17, 2006, at 5:00 P.M. in the Library Lounge (2nd Floor) of The Union League of Philadelphia. The Union League is located at 140 South Broad Street, Philadelphia, Pennsylvania. The agenda is to:

1) Elect three directors for a three-year term; and

2) Transact any other business brought before the meeting.

If you were a shareholder on March 3, 2006, you may vote at the meeting.

By order of the board of directors,

Ann Marie Janus
Secretary

Trevose, Pennsylvania
March 23, 2006

Please Vote — Your vote is important.
Please return the enclosed proxy as soon as possible in the envelope provided.

1210 Northbrook Drive
Suite 470
Trevose, PA 19053
215-355-2900

Proxy Statement
Annual Shareholders Meeting
Wednesday, May 17, 2006

Introduction

This proxy statement is distributed on behalf of our board of directors.  We are sending it to you to solicit proxies for voting at our 2006 annual meeting. The meeting will be held in the Library Lounge (2nd Floor) of The Union League of Philadelphia, 140 South Broad Street, Philadelphia, Pennsylvania. The meeting is scheduled for Wednesday, May 17, 2006, at 5:00 P.M. If necessary, the meeting may be continued at a later time. This proxy statement, the proxy card and a copy of our annual report have been mailed by March 23, 2006 to our shareholders of record as of March 3, 2006. Our annual report includes our financial statements for 2005 and 2004.

The following section includes answers to questions that are frequently asked about the voting process.

Q:  How many votes can I cast?

A:  Holders of common stock as of March 3, 2006 are entitled to one vote per share on all items at the annual meeting except in the election of directors, which is by cumulative voting.

Q:  What is cumulative voting?

A:  For the election of directors, cumulative voting means that you can multiply the number of votes to which you are entitled by the total number of directors to be elected. You may then cast the whole number of votes among one or more candidates in any proportion. If you want to vote in person and use cumulative voting for electing directors, you must notify the chairman of the annual meeting before voting.

Q:  How do I vote?

A:  There are two methods. You may attend the meeting and vote in person or you may complete and mail the proxy card.

Q:  What vote is necessary for action?

A:  In the election of directors, the candidates receiving the highest number of votes, up to the number of directors to be elected (three), will be elected. Approval of all other matters requires the affirmative vote of a majority of shares represented in person or by proxy at the annual meeting and entitled to vote.

Q:  How will the proxies be voted?

A:  Proxies signed and received in time will be voted in accordance with your directions. If no direction is made, the shares will be voted for the election of the three nominated directors. Unless you indicate otherwise on the proxy card, Drew A. Moyer and James M. Papada, III, the proxies, will be able to vote cumulatively for the election of directors. If you later wish to revoke your proxy, you may do so by notifying our Secretary in writing prior to the vote at the meeting. If you timely revoke your proxy by notifying our Secretary in writing, you can still vote in person at the meeting.

Q:  What is a quorum?

A:  A majority of the outstanding common shares represents a quorum. A quorum of common shares is necessary to hold a valid meeting. Shares represented in person or by proxy at the annual meeting will be counted for quorum purposes. Abstentions are counted as present for establishing a quorum. Broker non-votes are counted as present for establishing a quorum for all matters to be voted upon.

Q:  What are broker non-votes?

A:  Broker non-votes are proxies where the broker or nominee does not have discretionary authority to vote shares on the matter. As a result, abstentions and broker non-votes have no effect on the outcome of the vote for the election of directors. They have the same effect as votes against the approval of all other proposals.

Q:  How many shares are outstanding?

A:  There are 40,533,151 shares of common stock entitled to vote at the annual meeting. This was the number of shares outstanding on March 3, 2006. There are no other classes of stock outstanding and entitled to vote.

Q:  Who pays for soliciting the proxies?

A:  Technitrol will pay the cost of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing the notice, proxy card and proxy statement. We may solicit proxies by mail, over the Internet, telephone, facsimile, through brokers and banking institutions, or by our officers and regular employees.

DISCUSSION OF MATTERS FOR VOTING

Item 1 — Election of Directors

There are three classes of directors on the board of directors. The only difference between each class is when they were elected.

•	Dennis J. Horowitz and C. Mark Melliar-Smith are Class I directors whose terms expire in 2008.

•	Alan E. Barton, John E. Burrows, Jr., and James M. Papada, III, are Class II directors whose terms expire in 2006. Messrs. Barton, Burrows and Papada were nominated for election at this meeting. If elected, their terms will expire in 2009. They were recommended to the board by its Governance Committee on January 25, 2006.

•	Jeffrey A. Graves, David H. Hofmann and Edward M. Mazze are Class III directors whose terms expire in 2007.

Votes on proxy cards will be cast equally for Messrs. Barton, Burrows and Papada unless you indicate otherwise on the proxy card. However, as noted above, the persons designated as proxies may cumulate their votes. You are permitted to vote cumulatively and may indicate this alternative on the enclosed proxy. Messrs. Barton, Burrows and Papada are current directors and we do not expect that any of them will be unable or unwilling to serve as director. If that occurs, the board may nominate another person in place of any of them.

The board of directors recommends that you elect Alan E. Barton, John E. Burrows, Jr., and James M. Papada, III, for a term of three years.

Item 2 — Other Business

The board does not know of any other matters to come before the meeting. However, if additional matters are presented to the meeting, Drew A. Moyer and James M. Papada, III will vote using what they consider to be their best judgment.

PERSONS OWNING MORE THAN FIVE PERCENT OF OUR STOCK

The following table describes persons we know to have beneficial ownership of more than 5% of our common stock at March 14, 2006. Our knowledge (except as noted below) is based on reports filed with the Securities and Exchange Commission by each person or entity listed below. Beneficial ownership refers to shares that are held directly or indirectly by the owner. No other classes of stock are outstanding.

Name and Address of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership		of Class

Royce & Associates, LLC	3,617,150	(1)	8.92%
1414 Avenue of the Americas
New York, NY 10019
Virginia Frese Palmer	2,148,900	(2)	5.30%
Palmer Family Trusts	Indirect
7147 Sabino Vista Circle
Tucson, AZ 85750
Dimensional Fund Advisors Inc.	2,116,686	(3)	5.22%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Boston Partners Asset Management, LLC	2,038,730	(4)	5.03%
28 State Street, 20th Floor
Boston, MA 02109

(1)	Of the aggregate 3,617,150 shares reported as beneficially owned by Royce & Associates, it has both sole voting power and sole dispositive power over all 3,617,150 shares. The information provided for Royce and Associates is based on a Schedule 13G/A filed by it on February 1, 2006.

(2)	1,736,584 of these shares are held in the Palmer Family Trust — Survivor’s Share, 346,300 of these shares are held in the Virginia Frese Palmer Charitable Remainder Unitrust, dated June 20, 2000, and 66,016 of these shares are held in the Palmer Family Trust — Residuary Trust Share. The co-trustees of these three trusts are Virginia Frese Palmer and J. Barton Harrison. Mrs. Palmer and Mr. Harrison share voting power and investment power. Mrs. Palmer is the widow of Gordon Palmer, Jr., one of the Company’s founders. The information provided for Virginia Frese Palmer and the Palmer Family Trusts was provided by J. Barton Harrison on March 10, 2006.

(3)	Of the aggregate 2,116,686 shares reported as beneficially owned by Dimensional Fund Advisors, it has both sole voting power and sole dispositive power over all 2,116,686 shares. Dimensional Fund Advisors disclaims beneficial ownership of all 2,116,686 shares. The information provided for Dimensional Fund Advisors is based on a Schedule 13G filed by it on February 6, 2006.

(4)	Of the aggregate 2,038,730 shares reported as beneficially owned by Boston Partners Asset Management, it has both sole voting power and sole dispositive power over all 2,038,730 shares. The information provided for Boston Partners Asset Management is based on a Schedule 13G filed by it on February 14, 2006.

STOCK OWNED BY DIRECTORS AND OFFICERS

The following table describes the beneficial ownership of common stock by our five most highly compensated employees who were executive officers at the end of 2005, all directors, and our directors and executive officers as a group at March 3, 2006.

	Amount and Nature of		Percent
Name	Beneficial Ownership(1)		of Class

Alan E. Barton	5,218	(2)	*
John E. Burrows, Jr.	18,411	(2)	*
Jeffrey A. Graves	0		*
David H. Hofmann	8,139	(2)	*
Dennis J. Horowitz	1,959	(2)	*
John L. Kowalski	90,188	(3)	*
David W. Lacey	19,072	(2)	*
Edward M. Mazze	17,531	(2)	*
C. Mark Melliar-Smith	7,661	(2)	*
Drew A. Moyer	29,303	(4)	*
James M. Papada, III	188,419	(4)	*
David J. Stakun	13,752	(2)	*
Directors and executive officers as a group (12 people)	391,289		*

*	Less than one percent (1%).

(1)	Includes shares with restrictions and forfeiture risks under our restricted stock plans. Owners of restricted stock have the same voting rights as our other shareholders except that they do not have the right to sell or transfer the shares until the applicable “restricted period” has ended. See Note (2) to the summary compensation table on page 11.

(2)	All shares are directly owned by the officer or director.

(3)	Includes shares directly owned, shares owned by spouse and shares owned by a trust for which Mr. Kowalski and his spouse are co-trustees.

(4)	Includes shares directly owned and shares owned jointly with spouse.

DIRECTORS AND EXECUTIVE OFFICERS

Identification and Business Experience

The following table describes each person nominated for election to the board of directors, each director whose term will continue after the annual meeting, and the executive officers. Our executive officers are appointed to their offices annually.

Name	Age	Position

Alan E. Barton	50	Director
John E. Burrows, Jr.	58	Director
Jeffrey A. Graves	44	Director
David H. Hofmann	68	Director
Dennis J. Horowitz	59	Director
Ann Marie Janus	40	Secretary
John L. Kowalski	62	Senior Vice President
Edward M. Mazze	65	Director
C. Mark Melliar-Smith	60	Director
Drew A. Moyer	41	Senior Vice President and Chief Financial Officer
James M. Papada, III	57	Chairman of the Board and Chief Executive Officer
David J. Stakun	50	Vice President of Corporate Communications

There are no family relationships between any officers or directors. There are no arrangements or understandings between any officers or directors and another person which would provide for the other person to become an officer or director.

Alan E. Barton has been a Vice President of Rohm and Haas Company, a specialty chemical manufacturer, and head of the company’s worldwide Coatings group since 1999. Mr. Barton was Worldwide Business Director of Rohm and Haas’ Polymers and Resins division from 1997 to 1999 and held other senior positions within the company prior to that time. He has served as a director of Technitrol since January 1, 2004.

John E. Burrows, Jr. has been the President and Chief Executive Officer of SPI Holding Co., a global producer of specialty chemicals, since 1995. From 1990 through 1995, he was Vice President-North America of Quaker Chemical Corporation, a manufacturer and distributor of specialty chemicals and a provider of chemical management services for manufacturers. Mr. Burrows has served as a director of Technitrol since 1994.

Jeffrey A. Graves has been President and Chief Executive Officer of C&D Technologies, Inc., a producer of systems for power conversion and electrical power storage since July 2005. Prior to joining C&D, he was employed by Kemet Corporation, a manufacturer of capacitor solutions, from 2001 until 2005, most recently as Chief Executive Officer. From 1994 through 2001, Dr. Graves served in a number of capacities in General Electric Company’s Power Systems Division and its Corporate Research and Development Center. He has served as a director of Technitrol since January 2006.

David H. Hofmann was the President of The Bryce Company, LLC, a consumer packaging concern, from January 2000 until January 2005. From July 1997 through August 1999, Mr. Hofmann worked as a consultant to the consumer packaging industry. From 1989 through July 1997, he served as President and Chief Executive Officer of Graphic Packaging Corporation, a manufacturer of packaging for consumer goods. Mr. Hofmann has served as a director of Technitrol since 2000.

Dennis J. Horowitz has been Chairman of the Board of Wolverine Tube, Inc. since January 1, 2001 and was the President and Chief Executive Officer of Wolverine from March 1998 until December 2005. From 1994 to December 2000, Mr. Horowitz served as Corporate Vice President and President of the Americas of AMP Incorporated, a manufacturer of electronic connectors and interconnection systems. Mr. Horowitz also serves as a director of Superconductor Technologies, Inc. He was named to the Technitrol board in 2005.

Ann Marie Janus has served as our Secretary since April 2005. She served as our General Counsel from February 2000 until November 2005 and is currently employed part-time to provide legal services to us. Previously, she was a partner in the law firm of Stradley Ronon Stevens & Young LLP.

John L. Kowalski has served as our Senior Vice President since May 2002. He served as our Vice President from 1995 until May 2002. He has also served as President of our subsidiary, Pulse Engineering, Inc. (Pulse), since 1995. Mr. Kowalski was President of the Fil-Mag Group, a former subsidiary of Technitrol, from January 1994 through its consolidation into Pulse in 1995, and he was General Manager of our Components Division from 1990 to 1995. Prior to joining us, he held various management positions at Honeywell International Inc., General Electric Company and Varian, Inc.

Dr. Edward M. Mazze has been Dean of the College of Business Administration and holder of the Alfred J. Verrecchia-Hasbro Inc. Leadership Chair in Business at the University of Rhode Island since July 1998. Dr. Mazze is a member of the board of directors of Washington Trust Bancorp, the Barrett Growth Fund and Ocean State Business Development Authority. He has served as a director of Technitrol since 1985.

C. Mark Melliar-Smith is the President of Multi-Strategies Consulting, a consulting and investment company located in Austin, Texas, which specializes in early stage start-up companies in the high technology sector. He is also the Chief Executive Officer of Molecular Imprints, which manufactures semiconductor process equipment. From January 2002 to October 2003, Mr. Melliar-Smith was a Venture Partner with Austin Ventures, a venture capital firm. From 1997 through 2001, Mr. Melliar-Smith was the President and Chief Executive Officer of International SEMATECH, a research and development consortium for the integrated circuit industry. He was Chief Technical Officer of Lucent Technologies Microelectrics, the predecessor of Agere Systems Inc., from January 1990 through December 1996. Mr. Melliar-Smith also serves as a director of Power One Inc., Molecular Imprints, Inc., and Metrosol, Inc. Mr. Melliar-Smith has served as a director of Technitrol since January 2002.

Drew A. Moyer has served as our Senior Vice President and Chief Financial Officer since August 2004. He was Vice President from May 2002 until August 2004; our Secretary from January 1997 until August 2004; and our Corporate Controller from May 1995 until August 2004. Mr. Moyer joined us in 1989 and was previously employed by Ernst & Young LLP. He is a Certified Public Accountant.

James M. Papada, III, has served as our Chairman of the Board since January 1996, and our Chief Executive Officer since January 1999. He has been a director of Technitrol since 1983. Before joining us, he was a partner in the law firm of Stradley Ronon Stevens & Young LLP from 1987 through June 1999. He was President and Chief Operating Officer of Hordis Brothers, Inc., a glass fabricator, from 1983 until 1987.

David J. Stakun joined us in March 1997 and has served as our Vice President, Corporate Communications since January 1999. From 1987 until March 1997, Mr. Stakun held various communications positions at Bell Atlantic Corporation (now Verizon Communications), including Director-Corporate and Financial Communications from 1995 until joining us. Before joining Bell Atlantic, Mr. Stakun held various communications positions at Sears, Roebuck and Co. and Peoples Energy Corporation.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Statement of Principles Policy

Our Corporate Governance Guidelines and our Statement of Principles Policy are available on our website: www.technitrol.com. The Corporate Governance Guidelines and Statement of Principles Policy are also available in print to any shareholder who requests them. Our Statement of Principles Policy is intended to be a code of business conduct and ethics for directors, officers and employees, within the meaning of the NYSE listing standards and SEC rules.

Independent Directors

In determining the independence of our directors, our board has adopted the NYSE’s tests for independence as provided in the NYSE listing standards. Our board has determined that (with the exception of Mr. Papada) none of our directors has any material relationship with the Company and all are independent within the NYSE’s definition. Mr. Papada is not independent because he is our Chief Executive Officer.

Board Meetings

The board held eight meetings in 2005, including regularly scheduled and special meetings. No director attended fewer than 75% of the total board meetings and committee meetings of which the director was a member.

Executive Sessions

The Corporate Governance Guidelines provide that at each meeting of the board of directors, time will be set aside for the independent directors to meet separately from management. John E. Burrows, Jr. is the presiding director at all executive sessions of non-management directors.

Shareholder Communications

The board of directors has implemented a process for shareholders to send written, oral or e-mail communications to the board in an anonymous fashion. This process is also described on our website: www.technitrol.com.

Director Attendance at Annual Meetings

We do not have a formal policy regarding attendance by members of the board at our annual meeting. We have always encouraged our directors to attend our annual meeting and will continue to do so. In 2005, seven of our eight directors attended our annual meeting of shareholders and a presentation was made by the chairperson of each of our board’s three committees.

Committees

Our board of directors has three standing committees, Audit, Compensation and Governance. The board has determined that each director who serves on these committees is independent, as that term is defined in applicable NYSE listing standards and SEC rules. The written charters of each committee as approved by our board of directors are available in print to any shareholder who requests them and may be found on our website: www.technitrol.com. The current members of each committee are:

Audit	Compensation	Governance

Mark Melliar-Smith, Chairman	John E. Burrows, Jr., Chairman	Alan E. Barton, Chairman
Dennis J. Horowitz	Alan E. Barton	Edward M. Mazze
Edward M. Mazze	David H. Hofmann	Jeffrey A. Graves

Each of the committee charters, describing the function of each committee, is summarized below.

Compensation Committee

The Compensation Committee:

•	evaluates executive and board compensation to insure that they are competitive and serve to accomplish our compensation goals as determined from time to time;

•	approves changes in executive and board compensation plans, policies, metrics and standards;

•	evaluates the compensation of directors;

•	administers and approves payment under incentive (cash or equity) compensation plans;

•	reviews the performance of our Chief Executive Officer;

•	evaluates senior management development and succession plans; and

•	evaluates pension plan performance.

During 2005, the Compensation Committee held four meetings.

Governance Committee

The Governance Committee:

•	reviews and determines qualifications for membership on the board and its respective committees;

•	reviews and determines the procedure for appointment and removal of committee members;

•	reviews and determines the number, structure and operations of the committees;

•	reviews and determines the manner in which the respective committees should report to the entire board;

•	reviews the qualification of sitting directors prior to each annual meeting and recommends director nominees for election at such annual meeting;

•	identifies qualified individuals to serve as directors and recommends them to the board when necessary;

•	devises a process for annual written performance evaluation of the board;

•	reviews the size of the board and frequency of its meetings and makes recommendations as appropriate;

•	reviews corporate governance issues, to the extent these matters are not the responsibility of other committees and makes recommendations to the board as appropriate;

•	establishes stock trading criteria for directors and officers; and

•	conducts a formal evaluation of the performance of the Board once a year and leads the process of Board goal setting.

The Governance Committee held three formal meetings in 2005. The Governance Committee selects nominees to the board who have skills, diversity and experience that can be of assistance to management in operating our business. The committee believes that members of the board should have experience sets and skills largely complementary with one another. In filling board openings, the committee has typically, but not always, engaged an independent search firm to assist in identifying candidates with the requisite skills required of a board member in general as well as any specific skills believed to be required.

The committee, together with the board, is responsible for evaluating board performance. The board conducts a formal evaluation of its performance and goal attainment once a year, typically at a meeting in December devoted to that purpose. The Governance Committee determines the process for this evaluation.

The committee’s policy is to not consider nominees recommended by shareholders. However, a shareholder may nominate persons to serve as directors at the annual meeting.

Audit Committee

The Audit Committee:

•	monitors corporate accounting and reporting practices, including compliance with accounting rules and pronouncements;

•	reviews our quarterly and annual reports on Forms 10-Q and 10-K, including Management’s Discussion and Analysis (MD&A);

•	evaluates the independent auditor’s qualifications, functions and independence;

•	evaluates the performance of the internal audit function and independent auditors;

•	engages and terminates our independent auditing firm;

•	consults with our independent auditor regarding the plan, scope and cost of audit work;

•	reviews our independent auditor’s report and management letter with our independent auditor;

•	reviews the adequacy of internal controls and integrity of the financial reporting process, in consultation with the independent accountants and internal audit department;

•	reviews our processes for monitoring compliance with laws and our Statement of Principles;

•	reviews the activities, organizational structure, responsibilities and budget of our internal audit function, the internal audit reports and the adequacy of our internal audit plan;

•	reviews and assesses the processes relating to the determination and mitigation of risks and the maintenance of an effective control environment, including the adequacy of the total insurance program; and

•	provides an open avenue of communication and resolves any disagreements among the independent auditor, our financial and senior management, our internal audit department and our board of directors.

The review of the auditor’s report and management letter includes discussions regarding accounting practices and principles, adjustments and required disclosures. The committee has separate regularly scheduled executive sessions with our independent auditors, senior management and the Director of Internal Audit. During 2005, the Audit Committee held twelve meetings.

Our board has determined that each member of the Audit Committee is financially literate, as defined by the NYSE listing standards. This conclusion is based upon each of their backgrounds and experience. In addition, the board has determined that Dennis J. Horowitz and C. Mark Melliar-Smith have accounting or related financial management expertise, as defined by the NYSE listing standards. However, based upon the board’s admittedly conservative interpretation of Item 401(h) of Regulation S-K, the board has also determined that no member of the Audit Committee meets the literal definition of an “audit committee financial expert”. While there is no official guidance on the appropriate interpretation of Item 401(h), our board interprets it to be more restrictive than its counterpart definition in the NYSE listing standards. Looking at the definition contained in Item 401(h) in its narrowest sense, the board believes that its requirements can be satisfied only by a practicing accountant or someone who was trained as an accountant and, in either case, maintains a broad and deep everyday current working knowledge of, and current experience in, the application of current accounting literature and practice to a business of the type and complexity of that of the Company. Therefore, while the board fully endorses the effectiveness of our Audit Committee, we conclude that its membership does not include an “audit committee financial expert” within our understanding of the most conservative view of the meaning of Item 401(h) of Regulation S-K. The board has determined that by satisfying the requirements of the NYSE listing standards with a member of the Audit Committee that has “financial management expertise,” and taking into account the background and experience of the other members of the Audit Committee, our Audit Committee has the financial expertise necessary to effectively fulfill the duties and the obligations of the Audit Committee. Moreover, our board does not believe that adding a person to our board solely for the purpose of having someone who meets the SEC definition of a “financial expert” would provide significant value to our shareholders. The Board will continue to review this conclusion periodically.

Audit Committee Report

Management is responsible for producing our financial statements and for implementing and assessing our financial reporting process, including our system of internal control over financial reporting. KPMG is responsible for performing an independent audit of our financial statements and issuing reports and opinions on the financial statements. The Audit Committee’s responsibility is to assist the board of directors in its oversight of our financial statements.

During 2005, we completed the documentation, testing and evaluation of our system of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee provided oversight on the progress and results of the testing of the internal control over financial reporting. The Audit Committee also reviewed with management and the independent auditors the scope of the annual audit and audit plans, the results of internal and external audit examinations, the quality of our financial reporting and our process for legal and regulatory compliance.

In fulfilling the above responsibilities, the Audit Committee of the board of directors has:

1. reviewed and discussed the audited financial statements for the fiscal year ended December 30, 2005 with our management;

2. discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as the same was in effect on the date of our financial statements;

3. received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as the same was in effect on the date of our financial statements; and

4. discussed with our independent auditors their independence.

Based on the review and discussions referred to in the items above, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 30, 2005 be included in Technitrol’s Annual Report on Form 10-K for the fiscal year ended December 30, 2005.

Members of the Audit Committee

Dennis J. Horowitz
Edward M. Mazze
C. Mark Melliar-Smith

Executive Compensation

The following table describes the compensation of our Chief Executive Officer and the other four most highly compensated executive officers in 2005, for services in all capacities provided to Technitrol and our subsidiary companies, and the compensation of a former executive officer (see footnote 9 below).

Summary Compensation Table

					Long-Term
					Compensation —
					Restricted Stock
	Annual Compensation(1)				Plan Awards
Name and Principal	Fiscal				Shares		Value	All Other
Position	Year	Salary		Bonus	(2)		(3)	Compensation(4)

James M. Papada, III,	2005	$581,194		$125,000	12,000	(7)	$222,960	$323,936
Chief Executive Officer	2004	565,656		542,000	24,674	(6)	424,146	405,740
and President	2003	549,654		672,000	26,666	(5)	503,454	337,641

John L. Kowalski,	2005	318,173		48,230	6,000		77,880	140,953
Senior Vice President	2004	310,350		351,500	8,000		181,760	125,158
	2003	303,555		205,508	5,000		97,050	95,239

David W. Lacey,(8)	2005	197,610		7,500	1,000		12,980	22,423
Vice President,	2004	192,327		124,000	2,417		54,914	36,914
Human Resources	2003	187,203		122,500	2,100		40,761	40,471

Drew A. Moyer,	2005	240,001		90,000	3,500		45,430	33,535
Senior Vice President,	2004	200,245		138,750	3,688		83,791	51,792
Chief Financial Officer	2003	167,453		200,375	2,655		51,534	45,261

David J. Stakun,	2005	139,506		7,500	1,000		12,980	15,738
Vice President,	2004	135,772		90,000	2,215		50,325	34,549
Corporate Communications	2003	131,820		47,360	1,050		20,381	23,940

Albert Thorp, III,	2005	224,959	(9)	0	0		0	11,229
Senior Vice President	2004	274,456		88,000	4,200		95,424	63,625
	2003	270,696		0	2,125		41,246	45,569

(1)	None of the five officers received perquisites or other personal benefits exceeding the lesser of $50,000 or 10% of salary and bonus during the years 2003, 2004 and 2005.

(2)	Except for certain grants of restricted stock to Mr. Papada that are described in notes 5, 6 and 7 below, disclosure for fiscal year 2005 represents grants of restricted stock to the named executive officers in May 2005 based on past performance. These shares of restricted stock will vest in May 2008 provided the officer is an employee on such date. The above-named officers then serving at December 30, 2005 held the following number of restricted shares under Technitrol’s restricted stock plans (values are based on a closing market price of $17.10 for Technitrol’s common stock on the New York Stock Exchange on that date):

	Shares	Value

Mr. Papada	24,674	$421,925
Mr. Kowalski	19,000	324,900
Mr. Lacey	5,517	94,341
Mr. Moyer	9,843	168,315
Mr. Stakun	4,265	17,932

Dividends will be paid on restricted stock to the extent dividends are declared on shares of our common stock.

(3)	The value of restricted stock set forth in the table above was calculated by multiplying the closing market price of our common stock on the New York Stock Exchange on the date of the grant by the number of shares awarded.

(4)	Amounts include cash received upon the grant or vesting of restricted stock plan awards as provided for under the restricted stock plans, Technitrol’s contribution under our 401(k) Retirement Savings Plan and Supplemental Savings Plan, and term life insurance premiums paid. The detailed amounts for 2005 are shown below:

	Cash under
	Restricted Stock		Supplemental	Term Life
	Plans	401(k) Plan	Savings Plan	Insurance

Mr. Papada	$300,890	$8,200	$14,426	$420
Mr. Kowalski	122,031	12,600	6,322	0
Mr. Lacey	13,803	8,200	0	420
Mr. Moyer	24,915	8,200	0	420
Mr. Stakun	7,118	8,200	0	420
Mr. Thorp	0	7,713	3,306	210

(5)	In January 2003, the Compensation Committee and Mr. Papada agreed upon six goals to be achieved in 2003. An agreed upon weighting was assigned to each goal. If all six goals were achieved, Mr. Papada would receive 26,666 shares of restricted stock. On February 19, 2004, the Compensation Committee determined that Mr. Papada achieved all six of the performance goals related to this grant and, therefore, he earned 26,666 shares. These shares vested on February 19, 2005.

(6)	In January 2004, the Compensation Committee and Mr. Papada agreed upon six goals to be achieved in 2004. An agreed upon weighting was assigned to each goal. If all six goals were achieved, Mr. Papada would receive 26,666 shares of restricted stock. At its meeting on January 26, 2005, the Compensation Committee determined that Mr. Papada achieved four of the six performance goals completely and achieved the other two goals related to this grant in part and, therefore, in accordance with the weighting assigned to each goal achieved, earned 24,674 shares. The shares vested on February 25, 2006.

(7)	In early 2005, the Compensation Committee and Mr. Papada agreed upon six goals to be achieved in 2005. An agreed upon weighting was assigned to each goal. If all six goals were achieved, Mr. Papada would receive 12,000 shares of restricted stock. The number of shares which Mr. Papada could earn was mutually reduced in 2005 from the preceding five years in keeping with the Compensation Committee’s decision to reduce the overall number of restricted shares available to executives under the Company’s restricted stock plan. See report of Compensation Committee on Executive Compensation Policies below. In January 2006, the Compensation Committee determined that Mr. Papada had achieved all six of his goals completely and therefore earned 12,000 shares. The shares were issued to Mr. Papada on January 24, 2006 and will vest on January 24, 2007.

(8)	Mr. Lacey retired from Technitrol on February 10, 2006.

(9)	Mr. Thorp resigned from Technitrol on June 3, 2005. This amount includes $70,000 separation amount and $13,925 accrued vacation which were paid to Mr. Thorp upon his departure from the Company.

Retirement Plans

We maintain a qualified defined benefit pension plan for employees who are not covered by a subsidiary’s defined contribution plan. We make contributions to the plan based upon actuarial calculations and the salary of each participant, if necessary. Pension benefits depend on the employee’s final average salary and years of credited service. The final average salary is the highest average base salary over three consecutive years during the ten-year period prior to termination of employment or the date of retirement.

We also maintain a supplemental retirement plan (which was amended and restated in January 2002), which supplements the benefits of employees who participate in both our qualified defined benefit plan and our Executive Short-Term Incentive Plan. Our board of directors may designate other employees as participants, but has not done so to date. The benefits depend upon the employee’s final average compensation and years of credited service. The final average compensation is the average of the employee’s base salary and cash bonus (not in excess of 75% of base salary in the calendar year in which it is paid) during the highest three consecutive calendar years out of the last ten calendar years prior to termination of employment or retirement. The supplemental plan provides for accelerated vesting of benefits and a lump sum payment in the event of a change in control.

Effective August 1, 2003, the board approved the Technitrol, Inc. Supplemental Savings Plan for U.S. executives earning a base salary in excess of the maximum salary covered by our qualified 401(k) plans. This maximum is set annually by the IRS. Under the Supplemental Savings Plan, Technitrol annually makes matching contributions on behalf of such executives who made the maximum permitted elective deferrals to our tax-qualified 401(k) plans for the year equal to the excess of (a) the matching contributions that they would have received under our tax-qualified 401(k) plans for the year if the Internal Revenue Code limits on compensation and elective deferrals were not applicable and if they had made elective deferrals of 4% of their compensation (or 6% of compensation if they participated in the Pulse Engineering, Inc. 401(k) Plan) over (b) the amount of the matching contributions actually made for them for the year under our tax-qualified 401(k) plans.

The following table describes the approximate annual benefits that an executive receives upon retirement at age 65 under the defined benefit pension plan and the amended and restated supplemental retirement plan, assuming the executive selects a single life annuity payment. The benefits are not subject to any reduction for Social Security or other amounts.

	Years of Credited Service
Final Average Salary	15 Years	20 Years	25 Years	30 Years	35 Years

$150,000	50,700	67,500	67,500	67,500	67,500
200,000	67,500	90,000	90,000	90,000	90,000
250,000	84,400	112,500	112,500	112,500	112,500
300,000	101,300	135,000	135,000	135,000	135,000
350,000	118,200	157,500	157,500	157,500	157,500
400,000	135,000	180,000	180,000	180,000	180,000
450,000	151,900	202,500	202,500	202,500	202,500
500,000	168,800	225,000	225,000	225,000	225,000
550,000	185,700	247,500	247,500	247,500	247,500
600,000	202,500	270,000	270,000	270,000	270,000
650,000	219,400	292,500	292,500	292,500	292,500
700,000	236,300	315,000	315,000	315,000	315,000
750,000	253,200	337,500	337,500	337,500	337,500

Pensionable compensation under the defined benefit pension plan and supplemental retirement plan of the executive officers named in the Summary Compensation Table includes salary and bonus (not in excess of 75% of base salary in the calendar year in which it is paid) as set forth in the Summary Compensation Table. The officers named in that table who participate in the defined benefit pension plan and their years of credited service are set forth in the table below.

Years of
Officers	Credited Service

Mr. Papada	7
Mr. Lacey	7
Mr. Moyer	16
Mr. Stakun	8

The years of credited service under the supplemental retirement plan for the above named officers is the same as under the defined benefit pension plan described above, with the exception of Mr. Papada, who has reached the maximum level of twenty years of credited service under the supplemental retirement plan.

Executive Employment Arrangements

Mr. Papada entered into an agreement with the Company on July 1, 2004, which was amended and restated on December 16, 2005. This agreement sets forth the rights and obligations of both the Company and Mr. Papada in the event of termination of Mr. Papada’s employment. The agreement, which expires on December 31, 2010, provides that termination of Mr. Papada’s employment will occur upon any of the following events: (a) Mr. Papada’s death;

(b) Mr. Papada’s complete disability; (c) termination of employment by the Company for cause; (d) termination of employment by the Company for any reason other than cause; (e) termination of employment by Mr. Papada for good reason, which includes a material change in his authority, duties or responsibilities; or (f) termination of employment by Mr. Papada for any reason other than good reason, including voluntary retirement.

The employment agreement provides that upon death, or voluntary retirement after Mr. Papada turns the age of 62, Mr. Papada or his estate is to be paid in a lump sum (i) the unpaid portion of his base salary through the end of the month in which termination occurs; (ii) any bonus for the six month bonus period in which termination occurs pro rated to the date of termination; and (iii) any other benefits to which he was entitled as an employee and/or pursuant to his compensation arrangement as further described below, which were then due but unpaid. In addition, upon Mr. Papada’s death, any restricted stock granted to Mr. Papada but not yet vested will immediately vest and his estate is entitled to receive certain amounts for federal and state taxes due as a result of such vesting.

In the event of termination of Mr. Papada’s employment due to complete disability, Mr. Papada is entitled to the benefits indicated in the preceding paragraph, plus the benefits payable under the Company’s long-term disability plan.

In the event Mr. Papada is terminated by the Company for cause (as defined in the agreement) or Mr. Papada terminates his employment without good reason (as defined in the agreement), Mr. Papada will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination and (ii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid.

In the event Mr. Papada is terminated by the Company without cause or Mr. Papada terminates his employment with good reason, all shares of restricted stock granted to him and not forfeited will immediately vest (irrespective of whether any performance criteria has been attained). In addition, Mr. Papada will be paid in a lump sum (i) the unpaid portion of his base salary through the effective date of termination; (ii) any bonus for the twelve month bonus period in which termination occurs pro rated to the date of termination (without duplicating the payments made pursuant to (iv) of this paragraph); (iii) any other benefits to which he is entitled as an employee and/or pursuant to his compensation arrangement as further described below, which are then due but unpaid; (iv) an amount equal to two years base salary plus a cash bonus equal to the maximum amount then allowed by the executive incentive plan, except that (1) such amount shall not be payable if termination occurs at any time after a change of control, and (2) if such termination occurs at any time after August 21, 2008, Mr. Papada is entitled to one year’s base salary (instead of two) plus six months of bonus (instead of one year); and (v) health and life insurance benefits as he was receiving them on the date of termination, along with his health club membership, for the applicable time period corresponding to his salary severance period provided in (iv) of this paragraph.

The agreement also contains a non-competition and non-solicitation provision prohibiting Mr. Papada, during the term of his employment and for two years after termination of employment, either directly or indirectly from, among other things, (i) engaging, directly or indirectly, anywhere in the world, in the manufacture of any product substantially similar to or in competition with any product which at any time during Mr. Papada’s employment or the immediately preceding twelve month period was manufactured or developed by the Company or any subsidiary of the Company; (ii) being or becoming a shareholder, officer, director, employee or consultant to any person or entity engaged in any such activities; (iii) seeking to procure orders from or do business with any of the Company’s customers, in competition with the Company; (iv) soliciting any person who is an employee of the Company; (v) seeking to contract with any person or entity who the Company has contracted to manufacture or supply products, materials or services, in such a way as to adversely affect or interfere with the Company’s business; or (vi) engaging in any effort to induce any of the Company’s customers, consultants, employees or associates or any of its affiliates to take any action which might be disadvantageous to the Company or its affiliates; except that Mr. Papada shall not be prohibited from owning, as a passive investor, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged.

Mr. Papada’s compensation arrangement with us also provides that in the event of a change in control:

•	all restricted shares granted to him and not forfeited will immediately vest (irrespective of whether performance has been attained); and

•	Mr. Papada will be paid two years base salary, a cash bonus equal to the maximum amount then allowed by the executive incentive plan and certain amounts for federal and state taxes due as a result of such payments and awards of stock.

Mr. Papada is also eligible to participate in our restricted stock plan which is described further below in the Report of the Compensation Committee on Executive Compensation Policies and to receive benefits under our supplemental retirement plan and supplemental savings plan which are described above under the heading “Retirement Plans.” Notwithstanding anything to the contrary in the supplemental retirement plan, in the event of a change in control of the Company, participants in the supplemental retirement plan will be paid benefits under the plan equal to the excess of (i) the benefits that would have accrued under the plan if the years of credited service credited under the plan included an additional five years (and in the case of Mr. Papada, in addition to such additional five years, an additional 15 years of service, as provided under the plan), as of the date of the date of change of control over (ii) the vested benefits that have accrued under the plan as of the date of change in control and an amount that is sufficient to reimburse him/her for federal, state and local taxes due as a result of such payments under the plan.

Compensation of Non-Employee Directors

We have no employee directors (except Mr. Papada who receives no compensation as a director). We pay our non-employee directors an annual cash retainer of $18,000. Chairmen of the Audit, Compensation and Governance Committees are paid an additional $5,000, $3,000 and $1,500, respectively. Non-employee directors also receive $3,000 for each board meeting that they attend. Members of the Audit Committee also receive $2,000 and members of the Compensation and Governance Committees receive $1,000 for each committee meeting that they attend. In addition, each non-employee director receives a grant of our common stock in May of each year with a market value at the time of grant of $25,000 under the Technitrol, Inc. Board of Directors Stock Plan.

Board Stock Ownership

In 1996, we adopted a number of policies and procedures to strengthen the independence of our directors and to improve their ability to maximize the Company’s value to you as shareholders. These policies include:

(1) the establishment of a board comprised exclusively of non-employee independent (under both SEC and NYSE rules) directors, except for the Chief Executive Officer, and

(2) the requirement that all directors purchase not less than $100,000 of our common stock (based on cost at the time of purchase or award) during his or her initial three year term. Shares received as part of director’s fees count in the calculation of shares “purchased” since they are received in exchange for services and constitute ordinary income to the director on which he/she is responsible for income taxes (we do not reimburse directors for any portion of taxes due on these shares). When a director has purchased shares of common stock with a cost basis of $100,000, there is no further obligation to acquire additional shares and the director is deemed to have made a meaningful investment in our common stock. However, directors are encouraged to continue to purchase common stock to clearly align their interests to those of the shareholders in a material way.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION POLICIES

The Compensation Committee of our board of directors administers our executive compensation program. All significant issues regarding director and executive compensation are reviewed and approved by the committee. Significant issues include retainer, meeting fees and stock awards in the case of directors and base salary, cash bonus, long-term incentives and executive benefit programs in the case of executives. In the case of the CEO’s compensation, the committee makes recommendations to the full board for its approval.

Compensation Philosophy

The overarching purposes of our executive compensation approach are to attract and retain the talent required for the continued and successful growth of our Company, while clearly linking incentive compensation to company performance and therefore, shareholder value. The key elements of our executives’ compensation are base salary, cash bonus and long-term equity based incentives. This mix of elements weights the cash bonus and long-term elements more heavily than base salary in the total compensation package, putting a greater share of total compensation at risk in some form. Cash bonus payments are structured so that payouts begin modestly but can escalate as performance exceeds stated objectives. The committee adopted this overall philosophy in 1999 and has modified its specifics on several occasions since then as overall business conditions have undergone continual evolution. The committee believes that the executive compensation program has been successful in retaining and motivating key executives. This performance-based philosophy is also evidenced by the fact that executive perquisites are limited. In fact, we believe that we provide far fewer perquisites than the median of companies of a comparable size. Some examples of perquisites that the Company does NOT make available to executives include country club memberships, personal drivers, private planes, metropolitan city apartments, vacation retreats, executive dining services and reserved parking.

As noted above, a fundamental principal of our compensation policy is pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance based compensation in excess of $1 million paid to certain executive officers. The committee continues to manage its executive compensation program for its executive officers to preserve the related federal income tax deductions, although individual exceptions may occur.

Due to continuing changes in business conditions and the financial and other business goals of the Company, and consistent with past practice, the committee recommended and the board of directors approved certain specific changes to the Short-Term Incentive Plan (STIP) at its December 14, 2005 meeting as described in the “Short-Term Incentive Plan” section below; however, it did not change the fundamental direction or principles underlying the Company’s compensation philosophy. Throughout 2005, the committee continuously affirmed the appropriateness of the key characteristics of our compensation philosophy: 1) the heavier weighting of cash bonus and restricted stock awards linked to performance and affordability which reinforce an entrepreneurial approach; 2) promotion through Restricted Stock Plan (RSP) II of long-term ownership of Company stock by the executives; and 3) alignment of the STIP and RSP II with shareholder interests.

Review of Base Salary and Total Direct Compensation for Executives

Base salary is one of the three compensation elements for executives. The other two — cash bonus awards paid semi-annually if earned (based on agreed upon financial objectives) and long-term equity-based incentives — are weighted more heavily in overall compensation and give the total compensation package more leverage by tying awards to overall operating performance.

The committee approved normal changes in base salary for executives in the business segments and the corporate office. All salaried employees in North America, including the executives in our Company, received a 2.5% increase effective July 1, 2005. The committee believes, based on various published reports, that these increases are below those which are being awarded to executives in similar businesses and our peer competitors. The committee intends to engage in a more formal review of base salaries of executives in early 2006 as part of its continuing monitoring of the Company’s executive compensation program. The committee intends to continue the practice of making all salary changes on July 1 of each year. This practice was initiated in July, 2004.

Short-Term Incentive Plan

In 1999, the committee adopted and the board of directors approved a Short-Term Incentive Plan, which we refer to as the STIP. On October 22, 2003, the committee recommended amendments to the STIP, which the board of directors approved after review of the amendments, consultation with management and consideration of the recommendations of an external compensation consultant. The amendments became effective on January 1, 2004 and were applied by the committee in its review and approval of cash awards in 2005 to executives.

In December 2004 the committee, in consultation with the CEO, established targets for net operating profit and earnings per share for the first half of 2005. These targets for executives in the business segments and in the corporate office were drawn directly from the 2005 business plan which our board of directors approved at its December 2004 meeting. In May 2005, executives updated the business plan for the second half of 2005 taking into account actual market conditions during the first four months of the year. In May 2005, the board of directors established Technitrol’s financial targets for the second half of 2005 which were drawn directly from the updated business plan.

Company performance in the second half of 2005 was superior to the first half of 2005, but overall it lagged behind the approved financial targets for net operating profit and earnings per share in the company’s business plans for the first half of 2005 and the second half of 2005. Pursuant to the terms of the STIP, actual performance versus established objectives did not create a STIP bonus pool. However, consistent with the terms of the STIP, the committee decided to create a special discretionary pool for Pulse, AMI Doduco-North America and Technitrol corporate executives. The size of this discretionary pool was approximately 25% of what the “normal” pool for target performance could have been had all performance targets been met. The committee chose to award a discretionary pool to reward company executives for earnings per share performance above target levels in the fourth quarter of 2005 (after STIP payment) and for planning and executing on two significant acquisitions in the second half of 2005. The pre-tax amount of the discretionary STIP was $975,000 and was shared among a group of employees that included twenty two executives at the corporate office, Pulse and AMI Doduco-North America. Our CEO’s cash award described below is included in this total. Given the continued improvement in financial performance throughout the second half of 2005 as well as the depth and breadth of the company’s acquisition activity, the committee believes the cash bonus awards it approved were reasonable and appropriate and consistent with the Company’s executive compensation program objectives.

At its December 14, 2005 meeting, the committee and the board approved certain changes in the STIP plan design, effective January 1, 2006, which is aimed at providing it with more flexibility than past designs while remaining keyed to net operating profit and earnings per share. The plan design will have these key features in 2006:

•	Targets for net operating profit will be defined in the 2006 operating plan (for the first half of 2006) and the mid-year updated operating plan (for the last half of 2006) for Pulse, AMI Doduco and Technitrol.

•	The economic profit, net operating profit and earnings per share targets represent 100% of what the Company is expected to attain.

•	The threshold for earning a STIP award is set at 85% of the annual targets of economic profit, net operating profit and earnings per share, but with a lower incentive payment than compared with the past. A lower threshold for a cash bonus award should result in more frequent payouts, but in amounts smaller in size than previously made. If greater than 85% of the annual targets is achieved, the STIP payout will be in accordance with the percentage net operating profit as determined by the committee.

•	No specific payout targets have been set for any executive position. The incentive award is based on achieving the financial goals referred to above plus the achievement of individual objectives specific to each executive. The committee approves the total STIP payout amount. The segment head, in consultation with the CEO and the committee, will allocate the STIP payout amount, when earned, across the participating executives. The CEO’s allocation will be determined by the full board.

•	STIP awards will be made twice a year in January and July, if earned.

The committee may award STIP payments even if the annual targets are not achieved in order to reward significant performance improvements on other operating achievements. The committee believes that these changes or refinements to the STIP will result in a more stable plan with smaller but more frequent payouts, while leaving in place STIPs risk/reward approach.

Earnings per share reflects our net after-tax profit for the Company as a whole on a per-share basis. Net operating profit represents earnings before interest, taxes and other non-operating non-recurring items of the relevant segment or the Company as a whole but, as used in the STIP, includes depreciation, amortization of intangibles, stock-based compensation expenses and the cost of STIP payments themselves. This results in making the STIP payment, in effect, self-funding. That is, the net operating profit and earnings per share goals must be met after deducting the cost of any STIP payment.

Long-Term Equity-Based Incentives

No member of the executive group participating in the STIP or RSP II, including the CEO, has ever received any stock options.

Since 1978, the Company has relied on a succession of plans utilizing restricted stock as the fundamental component for executive long-term incentives. In 2005, the committee decided to again review the total target allocation of restricted stock shares to executives as proposed in the Fall of 2003 by its external compensation consultant. As a result of that review, the committee determined that the target (which the Company had never fully allocated) was neither necessary to achieve the Company’s compensation goals nor affordable and that, in fact, the actual allocations in prior years were themselves too high for present conditions. Accordingly, when making the Restricted Stock Plan (RSP) allocation in April, 2005, the committee reduced the overall share allocation from 75,000 RSP shares (2004) to 49,000 RSPs (2005). In addition, the committee recommended reducing the CEO’s potential annual equity incentive award of restricted stock to a maximum of 15,000 shares compared to approximately 27,000 shares in prior years. The board of directors approved the committee’s determination at its meeting on April 27, 2005.

In 2005, pursuant to the terms of the RSP II, the committee awarded 2,000 restricted shares, 35,000 restricted shares and 12,000 restricted shares to executives in the Electrical Contact Products Segment, Electronic Components Segment and Technitrol corporate (excluding the Chief Executive Officer whose long-term equity based incentive is described below), respectively. None of these shares are performance related and all are subject to the three-year service vesting requirement under the RSP II.

Compensation of the Chief Executive Officer

In determining the total compensation in 2005 for our Chief Executive Officer, the committee made the following determinations with respect to his base salary, Short Term Incentive Plan (STIP) cash bonus award and long-term equity incentives and other compensation.

The committee approved a 2.5% increase to Mr. Papada’s base salary, effective July 1, 2005, consistent with the salary increase actions implemented for all Technitrol corporate executives and salaried employees. The committee presented its base salary increase recommendation to the board of directors, which approved the increase.

The base salary of our CEO was a discussion topic at three different committee meetings, beginning in July, 2005. At this meeting, the committee received and discussed two sets of material, the first was a proxy analysis prepared by management in response to a request from the committee to study base salaries of CEO’s of certain specified companies determined to be broad “peers” of the Company; and the second was a CEO Compensation Analysis based on broader competitive information compiled by the Company’s Human Resource department. Both analyses pointed to a gap between the CEO’s actual base salary and the market competitive median. Although the committee acknowledges the company’s policy and practice is to “pay at the median for base salary” among its executives, it chose not to adjust the CEO’s base salary and cited other factors (in addition to policy and practice) as the reasons for not then adjusting the CEO’s base salary to the competitive median. At its January 25, 2006 meeting, the committee decided to initiate a competitive market study of several executive positions, including the CEO. An external executive compensation consultant will do the study and present its finding in the first half of 2006 for action later in 2006, wherever appropriate.

Cash awards under the STIP for Mr. Papada, like all other STIP participants, are based on the achievement of financial and performance metrics (generally net operating profit and earnings per share) established for Technitrol annually by the committee and approved by the board of directors. With respect to the first half of 2005, the committee assessed the Company’s semi-annual performance on the financial metrics of the STIP targets and determined that Mr. Papada did not achieve his objectives, and accordingly did not earn a cash award.

With respect to the second half of 2005, the semi-annual performance STIP objectives were not achieved completely, but the second half of 2005 performance of these metrics was far superior to the first half of 2005. In addition, the Company concluded two significant acquisitions in the latter half of 2005. Accordingly, pursuant to the STIP, the committee awarded Mr. Papada a cash bonus of $125,000 (this amount is included in the $975,000 total noted above).

The CEO’s long-term awards of restricted stock under our Restricted Stock Plan II through 2005 are governed by our CEO’s performance plan. Under that plan, each year the Board and the CEO agree on certain annual non-financial performance criteria. The plan allows for an award of a maximum of 15,000 shares of restricted stock if all goals are met and lesser amounts, down to zero, if not all goals are met. In early 2005, Mr. Papada and the committee agreed upon six specific performance goals which, if achieved by December 31, 2005, would result in an award of an aggregate of 12,000 shares of restricted stock. These goals related to restructuring of AMI Doduco’s and Pulse’s European activities; achievement of certain acquisition and acquisition process criteria; evaluation of certain management issues at AMI Doduco and final determination regarding certain non-core activities of AMI Doduco.

The goals were approved by the board of directors in early 2005. In January 2006, the committee reviewed Mr. Papada’s actual performance against these goals. The committee determined that Mr. Papada had achieved fully all of his goals. He, therefore, earned 100% of the potential 12,000 shares of restricted stock and, accordingly, was awarded 12,000 restricted shares under the RSP II for achieving his 2005 objectives. These shares will vest on January 24, 2007.

As part of the CEO’s performance plan, our CEO also has the possibility of earning special long-term incentive awards every three years (the first award to be made for the three year period ending December 31, 2007). The award, a maximum for each three year period of 25,000 shares of the Company’s common stock to be issued, if at all, under RSP II is dependent on the CEO’s overall long term performance for the relevant three year period taking into account a variety of factors including, but not limited to, total shareholder return for the period, increases in sales, operating profits and market shares, new product introduction and the like, all as determined by the board of directors.

The committee believes that Mr. Papada’s overall compensation in 2005 was fair and reasonable in the context of the Company’s performance, the performance of other companies similarly situated, his individual goal achievement and relevant, prevailing trends for executive compensation.

Compensation Committee

John E. Burrows, Jr., Chairman
Alan E. Barton
David H. Hofmann

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

John E. Burrows, Alan E. Barton and David H. Hofmann served as members of the Compensation Committee during the fiscal year 2005. None of the members of the Compensation Committee was formerly or during 2005 an officer or employee of Technitrol or any of its subsidiaries.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following graph compares the growth in value on a total-return basis of $100 investments in Technitrol, the Russell 2000® Index and the Dow Jones Electrical Components and Equipment Industry Group Index between December 29, 2000 and December 30, 2005. Total-return data reflect closing share prices on the final day of each Technitrol fiscal year. Cash dividends paid are considered as if reinvested. The graph does not reflect intra-year price fluctuations.

The Russell 2000® Index consists of the 2,000 smallest companies and about 8% of the total market capitalization of the Russell 3000® Index. The Russell 3000 represents about 98% of the investable U.S. equity market. As of the latest reconstitution, the average market capitalization of the Russell 2000 was approximately $664.9 million.

At December 31, 2005, the Dow Jones U.S. Electrical Components and Equipment Index included the common stock of Amphenol Corp., Anaren, Inc., Anixter International, Inc., Arrow Electronics, Inc., Artesyn Technologies, Inc., Avnet, Inc., AVX Corp., Belden CDT, Inc., Benchmark Electronics, Inc., C&D Technologies, Inc., Commscope, Inc., Cooper Industries Ltd. Class A, CTS Corp., Emerson Electric Co., Flextronics International, Ltd., FuelCell Energy, Inc., General Cable Corp., GrafTech International Ltd., Hubbell Inc. Class B, Jabil Circuit, Inc., Kemet Corp., Littelfuse, Inc., Methode Electronics, Inc., Molex, Inc. and Molex, Inc. Class A, Park Electrochemical Corp., Plexus Corp., Power-One, Inc., Powerwave Technologies, Inc., Regal-Beloit Corp., Sanmina-SCI Corp., Solectron Corp., SPX Corp., Technitrol, Inc., Thomas & Betts Corp., and Vishay Intertechnology, Inc.

	2000	2001	2002	2003	2004	2005
Technitrol	$100.00	$69.24	$41.14	$50.60	$44.52	$42.57
Russell 2000®Index	100.00	103.56	81.70	119.51	142.00	148.46
Dow Jones U.S. Electrical Components & Equipment Index	100.00	71.36	41.38	68.07	64.19	65.88

SHAREHOLDER PROPOSALS

Our Secretary must receive shareholder proposals by November 23, 2006 in order to include them in the proxy statement for our annual meeting in 2007. The proxies that we obtain may be voted at our discretion when a shareholder proposal is raised at the annual meeting, unless the Company receives notice of the shareholder proposal by February 6, 2007. We will communicate any change to these dates to our shareholders.

AUDIT AND OTHER FEES PAID TO INDEPENDENT ACCOUNTANT

The Company has entered into an engagement letter with KPMG that sets forth the terms by which KPMG performs audit services for us. The engagement letter is subject to alternative dispute resolution procedures and an exclusion of punitive damages. KPMG was our principal accountant for the year 2005. The principal accountant for the year 2006 will be selected and retained by our Audit Committee following a review of the 2006 audit scope requirements and related issues. The selection of the principal accountant will be made in accordance with the Audit Committee Charter and its planned agenda in 2006. A representative of KPMG will attend the annual meeting to answer your questions. He or she will have the opportunity to make a statement.

Audit Fees

For the fiscal year ended December 30, 2005, the aggregate fees billed by KPMG for professional services rendered for the audit of our annual financial statements and the review of the financial statements included in our Quarterly Reports on Form 10-Q filed during the fiscal year ended December 30, 2005 were $2,662,600.* The fees for these services for the year ended December 31, 2004 were $2,194,100. These figures include services related to Sarbanes-Oxley Act compliance.

Audit-Related Fees

For the fiscal year ended December 30, 2005, the aggregate fees billed by KPMG for audits of financial statements of certain employee benefit plans were $57,440.* The fees for these services for the fiscal year ended December 31, 2004 were $57,000.

Tax Fees

For the fiscal year ended December 30, 2005, the aggregate fees billed by KPMG for tax consultation and tax compliance services (except services related to audits) were $231,593.* The fees for these services for the fiscal year ended December 31, 2004 were $202,067.

All Other Fees

For the fiscal year ended December 30, 2005, the aggregate fees billed by KPMG for other non-audit services were $0. For the fiscal year ended December 31, 2004, the aggregate fees incurred by us to KPMG for other non-audit services were $0.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. All services performed for 2005 were pre-approved by the committee.

* Fees are estimated, pending completion of all work and actual currency exchange rates in effect at time of billing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than 10 percent of our shares outstanding, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and ten percent holders must furnish us with copies of all forms that they file.

Based on a review of the copies of these forms that have been provided to us, or written representation that no forms were required, we believe that there were no late filings in 2005.

By order of the board of directors,

Ann Marie Janus
Secretary

March 23, 2006

[This Page Intentionally Left Blank]

☒	Please mark votes	Revocable Proxy
	as in this example	Technitrol, Inc.				With-	For all
					For	hold	Except
	2006 Annual Meeting Proxy	DIRECTORS	1.	Election of Directors	☐	☐	☐
		RECOMMEND		Alan E. Barton
	This Proxy is Solicited by the Board of Directors	“FOR”		John E. Burrows, Jr. James M. Papada, III

The person signing below appoints Drew A. Moyer and James M. Papada. III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 3, 2006 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 17, 2006, or any adjournment thereof.			Instruction: To withhold authority to vote for any individual nominee, mark “Except” and write that individual’s name in the space provided below

			2.	The Proxies are authorized to vote in their discretion on other business that comes before the meeting

COMMON
When properly executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of all nominees listed in Item 1.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

Ã	Detach above card, sign, date and mail in postage paid envelope provided.	Ã
Technitrol, Inc.
Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

Please Act Promptly. sign, Date & Mail Your Proxy Card Today.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

☒	Please mark votes	Revocable Proxy
	as in this example	Technitrol, Inc.			With-	For all
				For	hold	Except
	2006 Annual Meeting Proxy	DIRECTORS	1. Election of Directors	☐	☐	☐
		RECOMMEND	Alan E. Barton
	This Proxy is Solicited by the Board of Directors	“FOR”	John E. Burrows, Jr. James M. Papada, III

The person signing below appoints Drew A. Moyer and James M. Papada. III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 3, 2006 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 17, 2006, or any adjournment thereof.			Instruction: To withhold authority to vote for any individual nominee, mark “Except” and write that individual’s name in the space provided below

	PULSE 401k		2. The Proxies are authorized to vote in their discretion on other business that comes before the meeting

When property executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of all nominees listed in Item 1.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

Ã	Detach above card, sign, date and mail in postage paid envelope provided.	Ã

Technitrol, Inc.

Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

☒	Please mark votes	Revocable Proxy				With-	For all
	as in this example	Technitrol, Inc.			For	hold	Except
	2006 Annual Meeting Proxy	DIRECTORS	1.	Election of Directors	☐	☐	☐
		RECOMMEND		Alan E. Barton
	This Proxy is Solicited by the Board of Directors	“FOR”		John E. Burrows, Jr.
James M. Papada, III
The person signing below appoints Drew A. Moyer and James M. Papada. III as proxies and attorneys-in-fact. Each has the power of substitution. They are authorized to represent and to vote all the shares of common stock of Technitrol held on the record date of March 3, 2006 by the person signing below. They shall cast the votes as designated below at the annual shareholders meeting to be held on May 17, 2006, or any adjournment thereof.			Instruction: To withhold authority to vote for any individual nominee, mark “Except” and write that individual’s name in the space provide below

			2.	The Proxies are authorized to vote in their discretion on other business that come before the meeting
TECHNITROL 401k
When property executed this Proxy will be voted as directed and in accordance with the Proxy Statement. If no direction is made, it will be voted “FOR” the election of all nominees listed in Item 1.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

+	+

Ã	Detach above card, sign, date and mail in postage paid envelope provided.	Ã
Technitrol, Inc.
Please sign this Proxy exactly as your name appears on this card. When shares are held by joint tenants, both parties should sign. If you are signing as an attorney, trustee, guardian, or in another fiduciary capacity please give your full title. If a corporation must sign, please sign in full corporate name by its President or another authorized officer. If a partnership must sign, please sign in partnership name by an authorized person.

Please Act Promptly. Sign, Date & Mail Your Proxy Card Today.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.